Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Lakes Entertainment, Inc.
Minnetonka, Minnesota
We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-139783) of Lakes Entertainment, Inc. (the Company) of our reports dated February 17, 2006, which appear on pages 73 and 116 of the Company’s annual report on Form 10-K for the year ended January 1, 2006. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.
/s/ Piercy Bowler Taylor & Kern
Piercy, Bowler, Taylor & Kern
Certified Public Accountants and Business Advisors
A Professional Corporation
January 29, 2007